Exhibit 10.7

AMENDED AND RESTATED SENIOR SECURED NOTE

$3,300,000	September 18, 2017

FOR VALUE RECEIVED, GECC GP Corp, a Delaware corporation (“Obligor”), hereby unconditionally promise to pay to the order of MAST Capital Management, LLC, a Delaware limited liability company (“MAST”), and each other holder from time to time party hereto (together with MAST, each, a “Holder” and collectively, the “Holders”), the aggregate principal amount of THREE MILLION THREE HUNDRED THOUSAND DOLLARS AND NO/100s ($3,300,000), together with all accrued and unpaid interest, fees, expenses and costs at the rate and payable in the manner stated herein. Capitalized terms used herein without definition shall have the meanings given to such terms in this Senior Secured Note (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Note”).

WHEREAS, Obligor and MAST entered into a Senior Secured Note, dated November 3, 2016 in an original aggregate principal amount of $10,824,000 (the “Original Note”).

WHEREAS, concurrent with the execution and delivery of this Note, Obligor, Holder and others are delivering a Separation Agreement (the “Separation Agreement”) that provides for, among other things, the amendment and restatement of the Original Note and cancellation of interest thereon for this Note.

NOW, THEREFORE, subject to the conditions set forth in this Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows

1.Definitions.  All capitalized terms used herein without definition shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Collateral Assignment” means, that certain Collateral Assignment of Profit Sharing Agreement, dated as of November 3, 2016, between Obligor and Holders, as amended by the Separation Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which Banks in New York City are authorized or obligated by applicable law or executive order to close.

“Change of Control” means an event or series of related events pursuant to which (a) Great Elm Capital Group, Inc. ceases to own and control legally and beneficially at least fifty eighty (80%) of the outstanding equity securities of Obligor entitled to vote for the board of directors or equivalent governing body of Obligor on a fully diluted basis or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Obligor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Collateral” means all of the “Collateral” referred to in Section 11 of this Note and all other property that is intended under the terms of this Note to be subject to Liens in favor of the Holder to secure the Obligations.

“Dollars” and “$” means lawful money of the United States of America.

“Effective Date” has the meaning set forth in the Separation Agreement.

“Event of Default” means any event or condition referred to in Section 6.

“GECM” means Great Elm Capital Management, Inc., a Delaware corporation.

“LIBOR” means the ninety day British Bankers Association London Interbank Offered Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of each calendar quarter occurring between September 18, 2017 and the earlier of (i) repayment in full in cash of the Obligations and (ii) the Maturity Date, for Dollar deposits (for delivery on the first day of such 90 day period) with a term equivalent to such 90 day period.  If BBA LIBOR is no longer published then the parties shall select a spread over United States Treasury Notes that most closely represents BBA LIBOR from the Effective Date to the date BBA LIBOR is no longer published.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Obligor; (b) a material impairment of the ability of Obligor to perform its obligations under this Note; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Obligor of the Note.

“Maturity Date” means November 3, 2026.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Obligor arising under this Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Obligor or of any proceeding under any bankruptcy law naming Obligor as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Profit Agreement” means that certain Profit Sharing Agreement, dated as of the date hereof, by and between GECM and Obligor, as may be amended, restated supplemented or otherwise modified in accordance with the terms hereof.

“Required Holders” means, at any time, Holders holding more than 50% of the aggregate outstanding principal amount of the Note.

2.The Note.

(a)The Obligor shall pay cash interest on the Note at the rate of LIBOR plus three percent per annum in advance on the first Business Day of each calendar quarter following the Effective Date.  All computations of interest and fees for the Note shall be made on the basis of a 360-day year and actual days elapsed.

(b)The entire principal balance of the Note, together with all accrued but unpaid interest, fees, expenses, costs and other Obligations, shall be due and payable on a pro rata basis to the Holders on the Maturity Date.

(c)The Obligor shall make all payments under this Note when due in immediately available funds in Dollars without setoff, recoupment or deduction and regardless of any counterclaim or other defense. Any amounts repaid or repaid in respect of the Note may not be reborrowed.

(d)Upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance on the Note, all accrued interest thereon and all other Obligations shall bear interest at a rate equal to the rate otherwise applicable thereto plus two percent (the “Default Rate”).

(e)Upon receipt of any cash proceeds, insurance proceeds, condemnation awards or indemnity or other payments in connection with any of the following, the Obligor shall prepay the Note on a pro rata basis in an amount equal to 100% of such cash proceeds immediately upon receipt thereof: (1) dispositions of any material property or assets of Obligor, (2) the sale or issuance of any membership interests in the Obligor or any of its subsidiaries and (3) the incurrence or issuance by the Obligor of any indebtedness (other than the Note). Prepayments made under this Section 2(e) shall be applied: first, to any fees and expenses of Holders, second, to any accrued and unpaid interest on the Note, third, to the outstanding principal amount of the Note and fourth, to all other Obligations. Notwithstanding the foregoing, this Section 2(e) shall not apply to the Obligor’s receipt of proceeds under the Profit Agreement or the reinvestment thereof, subject to Section 5(c).

(f)The Obligor may, upon concurrent written notice to the Holders, at any time voluntarily prepay the Note on a pro rata basis in whole or in part in an amount equal to the outstanding principal amount of the Note then being repaid, together with any accrued and unpaid interest thereon to the prepayment date.

(g)The Obligor shall make a mandatory annual amortization payment on the outstanding principal amount of the Note on a pro rata basis within 30 days of each fiscal year end of Obligor in the aggregate amount of $76,000 per annum.

(h)All payments in respect of principal, interest or fees on the Note shall be made pro rata to the Holders in accordance with the outstanding principal amount of the Note held by each Holder.

(i)The Note and of all other Obligations shall be evidenced by one or more accounts or records maintained by Holders.  The accounts or records maintained by Holders shall be conclusive absent manifest error.

(j)Notwithstanding any provision in this Note, it is not the parties’ intent to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that the Obligor have actually paid to the Holders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by the Obligor shall be applied as follows: first, to the payment of Holders’ accrued interest, cost, expenses, professional fees and any other Obligations; second, to the payment of outstanding principal on the Note; and third, after all Obligations are repaid, the excess (if any) shall be refunded to the Obligor.

(k)Any and all payments by or on account of the Obligor under the Note shall be made in cash in Dollars and shall, to the extent permitted by applicable law, be made free and clear of and without reduction or withholding for any taxes.  If Obligor or the Holders shall be required by law to withhold or deduct any taxes, the sum payable by the Obligor shall be increased as necessary so that after any required withholding or deduction, the Holder receives an amount equal to the sum it would have otherwise received, unless such withholding is as a result of Holder not being a US Person for federal income tax purposes.

3.Representations and Warranties.  The following representation and warranties of the Obligor shall be made on the Effective Date.

(a)The Obligor is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware.

(b)The execution, delivery and performance by the Obligor of the Note has been authorized by all necessary action and do not and will not (i) contravene the terms of the Obligor’s certificate of formation or operating agreement, (ii) conflict with or result in any breach or contravention of, or the creation of any contractual obligation or any order of any governmental authority or (iii) violate any law. The Note has been duly executed and delivered by Obligor. The Note will constitute the legal, valid, and binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court or arbitrator before which any proceeding therefor may be brought.

(c)No approval, consent, exemption. authorization, or other action by, or notice to, or filing with any court, governmental authority or any other person or entity is required in connection with the execution, delivery and performance by the Obligor of the Note or the transactions contemplated hereby or of the exercise by any Holder of any of its rights and remedies under the Note or the conduct of its businesses.

(d)There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Obligor after due and diligent investigation, threatened or contemplated, at law (including environmental laws), in equity, in arbitration or before any governmental authority, by or against the Obligor or against any of its properties or revenues that either individually or in the aggregate, if determined adversely, could be expected to have a Material Adverse Effect.

(e)No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Note.

(f)The Obligor has all licenses, permits and other governmental approvals required in order to operate its business as presently contemplated and no license, permit or other governmental approval has been revoked, suspended, expired or otherwise impaired or is subject to investigation or other inquiry.

(g)The property and assets of the Obligor are subject to no Liens other than Liens permitted under Section 5(a).

(h)The Obligor has incurred no indebtedness other than indebtedness permitted under Section 5(b).

(i)The Obligor has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable.

(j)The Obligor has disclosed to the Holders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Obligor in connection with the transactions contemplated hereby and the negotiation of this Note (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or material omissions of fact.

(k)Except as contemplated in the Separation Agreement, no event, circumstance or condition has occurred since November 6, 2016 that could have a Material Adverse Effect.

4.Affirmative Covenants.

(a)The Obligor shall, as soon as available, but in any event within 90 days after the end of each fiscal year of the Obligor, provide to the Holders, a copy of the balance sheet of Obligor as at the end of such year and the related statements of income.

(b)The Obligor shall, as soon as available, but in any event within 60 days after the end of each fiscal quarter of the Obligor, provide to the Holders (i) a reasonably detailed report showing all revenues received by Obligor from GECM pursuant to the Profit Agreement, and (ii) all expenses of Obligor, in each case, in respect of such calendar quarter.

(c)The Obligor shall promptly deliver to the Holder, in form and substance satisfactory to the Holders, copies of (i) any audit reports, management letters or recommendations submitted to Obligor by accountants in connection with the accounts or books of the Obligor, (ii) each annual report, financial statement, report or communication sent to any member or manager of the Obligor, and (iii) such additional information regarding the business, financial legal or corporate affairs of the Obligor that the Holder may request.

(d)The Obligor shall promptly notify the Holder of (i) the occurrence of any Event of Default, (ii) of any matter that could reasonably be expected to have a Material Adverse Effect, or (iii) the commencement of any actions, suits, proceedings, claims or disputes affecting the Obligor that could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section shall be made setting forth all reasonably requested detail requested by the Holder but the Obligor shall not be required to waive attorney client privilege or other evidentiary privilege in connection therewith.

(e)The Obligor shall promptly pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Obligor; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

(f)The Obligor shall preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the State of Delaware; (b) take all action to maintain all rights, privileges, permits and licenses necessary or desirable in the normal conduct of its business and (c) preserve or renew any of Obligors registered patents, trademarks, trade names and service marks.

(g)The Obligor shall comply in all respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

(h)The Obligor shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Obligor.

(i)The Obligor shall permit representatives of the Holders to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and accountants, all at the expense of the Obligor and at such reasonable times during normal business hours and as often as may be reasonably desired.  The Obligor shall not be required to waive attorney client privilege or other evidentiary privilege in connection therewith.

(j)This Note has been extended by the Holders solely in connection with the transactions contemplated by the Separation Agreement and not in contravention of applicable law.

5.Negative Covenants.

(a)The Obligor shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens pursuant this Note.

(b)The Obligor shall not create, incur, assume or suffer to exist any indebtedness other than (i) indebtedness and other Obligations pursuant to the Note and (ii) indebtedness incurred in the ordinary course of the Obligor’s business that does not exceed $10,000 in the aggregate at any time.

(c)Without the prior consent of the Required Holders, the Obligor shall not make any investments other than (i) cash, (ii) certificates of deposits insured by FDIC, (iii) deposit accounts and money market accounts insured by FDIC, (iv) U.S. treasuries, (v) shares of common stock of Great Elm Capital Corp. and (vi) other investments approved by a majority of the independent directors of Great Elm Capital Group, Inc., including at least one director nominated pursuant to the Indaba Agreements (as defined in the Separation Agreement), if any.

(d)The Obligor shall not merge, dissolve, liquidate, consolidate with or into another entity, or dispose, sell or transfer (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person or entity.

(e)The Obligor shall not change its legal name, jurisdiction of organization, entity type or place of business without the prior written consent of the Holder.

(f)The Obligor shall not dispose, sell or transfer any of its assets, other than investments (excluding, for the avoidance of doubt, the Profit Agreement) sold in the ordinary course of business.

(g)The Obligor shall not make, directly or indirectly, any payment, dividend or distribution to any of its stockholders, except to the extent that stockholders have tax obligations with respect to any income generated by Obligor or the Obligor’s business.

(h)The Obligor shall not issue or sell any shares to any person or entity without the prior written consent of the Required Holders and provided that the proceeds from such sale or issuance are applied to prepay the Note in accordance with Section 2(e).

(i)The Obligor shall not enter into any transaction of any kind with any Affiliate thereof, whether or not in the ordinary course of business, other than (i) the transactions contemplated by this Note, the Acquisition Agreement, the Separation Agreement and the Profit Agreement, (ii) a tax sharing agreement providing for the Obligor to pay to an Affiliate amounts in respect of taxes that would have been owed by the Obligor if the Obligor filed tax returns on a stand-alone basis and (iii) any other transaction that is on fair and reasonable terms substantially as favorable to Obligor as would be obtainable by Obligor in a comparable arm’s length transaction with an unrelated third party, as determined by the board of directors of Obligor.

(j)The Obligor shall not enter into any contractual obligation that prohibits the Obligor from creating, incurring, assuming or suffering to exist the indebtedness or Liens contemplated hereby.

(k)The Obligor shall not engage in any material line of business substantially different from the line of business contemplated by Obligor on the date hereof.

(l)The Obligor shall not amend the Profit Agreement or the Acquisition Agreement without the consent of the Required Holders.

6.Events of Default.  Any of the following shall constitute an Event of Default:

(a)Obligor fails to pay (i) when and as required to be paid herein, any amount of principal of the Note, or (ii) within three days after the same becomes due, any interest on the Note,  any fee due hereunder, or any other amount payable hereunder.

(b)The Obligor fails to perform or observe any other term, covenant or agreement contained in this Note not specifically addressed in this Section 6 and such failure has not been cured within 30 calendar days of receipt by Obligor of written notice from Holder thereof.

(c)Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Obligor herein, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made.

(d)The termination of existence, dissolution, winding up or liquidation of Obligor.

(e)The Obligor institutes or consents to the institution of any proceeding under any bankruptcy law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Obligor and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any bankruptcy law relating to the Obligor or to all or any material part of its property is instituted without the consent of the Obligor and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding.

(f)The Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

(g)There is entered against the Obligor one or more final judgments or orders for the payment of money  or any one or more non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(h)Any material provision of this Note, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Obligor or any other Person contests in any manner the validity or enforceability of any provision of this Note; or Obligor denies that it has any or further liability or obligation under this Note; or Obligor seeks to challenge or assert the invalidity of any Lien granted hereunder on the Collateral, or purports to revoke, terminate or rescind any provision of this Note.

(i)There occurs any Change of Control.

(j)There occurs a material breach by Obligor or GECM under the Acquisition Agreement or the Profit Agreement that has not been cured (to the extent capable of being cured) by Obligor or GECM, as applicable, within 10 business days written notice of such material breach from Holders to Obligor or GECM, as the case may be, or any of such agreements is terminated.

7.Remedies.

(a)If any Event of Default occurs and is continuing, the Holders may, upon written notice to Obligor, take any or all of the following actions: (i) declare the unpaid principal amount of the Note, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest, notice or defense of any kind, all of which are hereby expressly waived by the Obligor; or (ii) exercise all rights and remedies available to the Holders under this Note and all rights and remedies under applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Obligor under any bankruptcy law, the unpaid principal amount of the Note and all interest and other amounts as aforesaid shall automatically become due and payable without any requirement of notice or other action by Holders.

(b)No failure by any Holder to exercise, and no delay by any Holder in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.Application of Funds.  After the exercise of remedies provided for in Section 7 (or after the Note has automatically become immediately due and payable as set forth in the proviso to Section 7(a)), any amounts received on account of the Obligations shall be applied by the Holders on a pro rata basis in the order that they shall determine in their sole discretion.

9.Application Amendments; Waivers.   No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Obligor or therefrom, shall be effective unless in writing signed by the Required Holders and the Obligor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, without the prior written consent of each Holder:

(i)extend the Maturity Date or postpone any date scheduled for payment of principal or interest of this Note, or any fee payable to any Holder;

(ii)reduce the principal amount of this Note or the rate of interest applicable to this Note owing to a Holder or reduce any fee payable to any Holder, without the prior written consent of such Holder (except that Required Holders may elect to waive or rescind any imposition of the Default Rate);

(iii)alter, amend or modify this Section 9; or alter the definition of “Required Holders”, in each case, without the prior written consent of all Holders;

(iv)alter, amend or modify any provision providing for the pro rata application of payments to the Holders;

(v)subordinate the Note in right of payment or lien priority; or

(vi)release all or substantially all of the Collateral.

(b)Any such amendment or waiver shall apply equally to each Holder and shall be binding upon the Obligor, the Holders and all future holders of the Obligations.  In the case of any waiver, Obligor and Holders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c)If the consent of any Holder is requested pursuant to this Section 9 and such consent is denied (a “Non-Consenting Holder”), then the Required Holders may elect to assign any Non-Consenting Holder’s interest in the Note pro rata to any other Holder who wishes to purchase such non-consenting Holder’s Note (collectively, “Participating Holders”) or to any other Person designated by the Required Holders (a “Designated Holder”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Non-Consenting Holder.  In the event the Required Holders elect to require any Non-Consenting Holder to assign its Note to Participating Holders or to the Designated Holder, Agent will so notify such Holder in writing within thirty (30) days following such Non-Consenting Holder’s denial, and such Non-Consenting Holder will assign its interest to Participating Holders or the Designated Holder no later than five (5) days following receipt of such notice pursuant to an Assignment Agreement executed by such Non-Consenting Holder, the Participating Holders or the Designated Holder, as applicable.

10.Assignment.  Any Holder may, without consent of the Obligor, at any time assign to any holder of its membership interests or sell participations to one or more persons or entities all or a portion of its rights under this Agreement (including all or a portion of its right of repayment of the Note and the other Obligations) pursuant to an assignment and assumption agreement in substantially the form of Exhibit A hereto.  If requested by any Holder, Obligor shall execute one or more new notes substantially in the form hereof to reflect any assignment of the Note in accordance with this Section 10.

11.Security Interest.

(a)All capitalized terms used in this Section 11 without definition shall have the meanings given to such terms under the Uniform Commercial Code of the State of Delaware (the “Code”).

(b)To secure the prompt and complete payment, performance and observance of all of the Obligations, Obligor hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to Holder, a Lien upon all of its right, title and interest in, to and under the Profit Agreement and all Proceeds thereof (the “Collateral”).

(c)Holders’ Rights; Limitations on Holders’ Obligations.

(i)It is expressly agreed by Obligor that, anything herein to the contrary notwithstanding, Obligor shall remain liable under each of its Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Holders shall not have any obligation or liability under any Contract by reason of or arising out of this Note or the granting herein of a Lien thereon or the receipt by Holders of any payment relating to any Contract pursuant hereto.  Holders shall not be required or obligated in any manner to perform or fulfill any of the obligations of Obligor under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(ii)Holders may at any time after an Event of Default has occurred and is continuing, notify GECM (or any assignee or successor thereto or other counterparty under the Profit Agreement) that Holders have a security interest in the Profit Agreement, and that payments thereunder shall be made directly to Holders; provided Holders shall also provide notice to Obligor within 10 business days of delivering such notice to GECM.  Once any such notice has been given, the Obligor shall not give any contrary instructions to GECM (or any assignee or successor thereto or other counterparty under the Profit Agreement) without Requisite Holders’ prior written consent.

(iii)At any time after of Event of Default, Holders’ may, upon reasonable notice to Obligor, in Holders’ own names, or in the name of a nominee of Holders communicate with GECM (or any assignee or successor thereto or other counterparty under the Profit Agreement) to verify with such Persons, to Holders’ satisfaction, the existence, terms of, supporting detail for, and any other matter relating to, the Profit Agreement.

(d)Representations and Warranties.  Obligor represents and warrants that:

(i)Obligor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder free and clear of any and all Liens other than Liens permitted under the Note.

(ii)No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed by Obligor in favor of Holders pursuant to this Note.

(iii)This Note is effective to create a valid and continuing Lien on and, upon the filing of the Financing Statement, a perfected Lien in favor of Obligor on the Collateral with respect to which a Lien may be perfected by filing pursuant to the Code.  Such Lien is prior to all other Liens and is enforceable as such as against any and all creditors of and purchasers from Obligor.  All action by Obligor necessary or desirable to protect and perfect such Lien on each item of the Collateral has been duly taken.

(iv)obligor’s name as it appears in official filings in the state of its incorporation or organization, the type of entity of obligor, organizational identification number issued by obligor’s state of incorporation or organization, obligor’s state of organization or incorporation, the location of obligor’s chief executive office, principal place of business, and the locations of its books and records concerning the Collateral as provided to holders on or prior to the date hereof are complete, true and correct in  all respects. obligor has only one state of incorporation or organization.

(e)Obligor covenants and agrees with each Holder that from and after the date of this Note and until full and final repayment in cash of the Obligations:

(i)At any time and from time to time, upon the written request of Holders and at the sole expense of Obligor, Obligor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as Holders may reasonably require to obtain the full benefits of this Note and of the rights and powers herein granted, including (A) using its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Holders of any Contract held by Obligor comprising part of the Collateral and to enforce the security interests granted hereunder; and (B) filing any financing or continuation statements under the Code with respect to the Liens granted hereunder.

(ii)Unless Holders shall otherwise consent in writing (which consent may be revoked), Obligor shall deliver to Holders all Collateral consisting of negotiable Documents, certificated securities, Chattel Paper and Instruments (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after Obligor receives the same.

(iii)Obligor hereby irrevocably authorizes Holders at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (A) indicate the Collateral (x) as described in this Section 11, or (y) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Obligor is an organization, the type of organization and any organization identification number issued thereto.  Obligor agrees to furnish any such information to the Holders promptly upon request.  Obligor also ratifies its authorization for the Holders to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(iv)Obligor shall keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral.  Obligor shall mark its books and records pertaining to the Collateral to evidence this Note and the Liens granted hereby.  If Obligor retains possession of any Chattel Paper or Instruments with Holders’ consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of MAST Capital Management, LLC.”

(v)In all material respects, Obligor will perform and comply with all obligations in respect of the Collateral and all other agreements to which it is a party or by which it is bound relating to the Collateral.

(vi)Obligor will not create, permit or suffer to exist, and Obligor will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral, and will defend the right, title and interest of Obligor in and to any of Obligor’s rights under the Collateral against the claims and demands of all Persons whomsoever.

(vii)Obligor will not sell, license, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so except as permitted by the Note.

(viii)Obligor will, if so requested by Holders from time to time, furnish to Holders statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Holders may reasonably request, in such detail as Holders may reasonably specify.

(ix)Obligor will advise Holders promptly, in reasonable detail, (i) of any Lien or claim made or asserted against any of the Collateral which could reasonably be expected to have a Material Adverse Effect, and (ii) of the occurrence of any other event which would have a Material Adverse Effect on the aggregate value of the Collateral or on the Liens created hereunder.

(x)Without limiting any other restrictions that may be set forth in this Note, Obligor shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without the prior written consent of Holders.

(xi)Obligor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Holders and agrees that it will not do so without the prior written consent of Holders, subject to Holders rights under Section 9-509(d)(2) of the Code.

(f)Rights and Remedies Upon Default.

(i)In addition to all other rights and remedies granted to it under this the Note and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, Holders may exercise all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, Obligor expressly agrees that in any such event Holders, without demand of performance or other demand, advertisement or notice of any kind to or upon Obligor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code and other applicable law), may forthwith enter upon the premises of Obligor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving Obligor or any other Person notice and opportunity for a hearing on Holders’ claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk.  Holders shall have the right upon any such sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Obligor hereby releases.  Such sales may be adjourned and continued from time to time with or without notice.

(ii)Holders shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations as provided in this Note, and only after so paying over such net proceeds, and after the payment by Holders of any other amount required by any provision of law, need Holders account for the surplus, if any, to Obligor.  To the maximum extent permitted by applicable law, Obligor waives all claims, damages, and demands against Holders arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of Holders as finally determined by a court of competent jurisdiction.  Obligor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by Holders to collect such deficiency.

(iii)Obligor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Note or any Collateral.

(iv)The Holders shall not be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, Obligor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof.  The Holders shall not be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder shall be cumulative.  To the extent it may lawfully do so, Obligor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Holders, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Note, or otherwise.

(g)Obligor hereby appoints Holders as its attorney-in-fact hereunder and authorizes Holders to take all such actions as they may deem necessary or desirable with respect to the Collateral in accordance with the terms of this Note.  The power of attorney granted hereby is a power coupled with an interest and shall be irrevocable until the full and final payment in cash of the Obligations.  The powers conferred on Holders under this power of attorney are solely to protect Holders’ interests in the Collateral and shall not impose any duty upon Holders to exercise any such powers.  Lender agrees that (x) it shall not exercise any power or authority granted under this power of attorney unless an Event of Default has occurred and is continuing, and (y) Holders shall account for any moneys received by Holders in respect of any foreclosure on or disposition of Collateral pursuant to this power of attorney provided that Holders shall not have any duty as to any Collateral, and Holders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers.  NONE OF HOLDERS OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, MANAGERS, MEMBERS, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO OBLIGOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

(h)In any suit, proceeding or action brought by Holders relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, Holders will defend, indemnify and hold Holders harmless from and against all expense (including reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of any Person obligated on the Collateral, arising out of a breach by Obligor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from Obligor, except in the case of Holders, to the extent such expense, loss, or damage is attributable solely to the gross negligence or willful misconduct of Holders as finally determined by a court of competent jurisdiction. All such obligations of Obligor shall be and remain enforceable against and only against Obligor and shall not be enforceable against Holders.

(i)This Note and the Liens granted hereunder shall remain in full force and effect and continue to be effective should any petition be filed by or against Obligor for liquidation or reorganization, should Obligor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the following address or such other address as Obligor or Holder may designate in writing from time to time:

(a)	Obligor:	c/o GECC GP Corp.
800 South Street, Suite 230
Waltham, MA 02453
Attention: General Counsel
800 South Street, Suite 230
(b)	Holder:	c/o MAST Capital Management, LLC
31 St. James Avenue, 6th Floor
Boston, MA, 02116
Attention: David J. Steinberg

13.Waivers.  The Obligor hereby:

(a)waives presentment, demand, protest and notices of every kind and description, and defenses in the nature thereof; and

(b)waives any defenses based upon, and specifically assents to, any and all extensions and postponements of the time of payment and all other indulgences and forbearances which may be granted by the Holders to any party liable hereon.

14.Expenses; Indemnity; Damage Waiver.

(a)The Obligor shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Holders (including all fees, charges and disbursements of counsel for the Holders), in connection with the preparation, negotiation, execution, delivery and administration of this Note or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out‑of‑pocket expenses incurred by the Holders (including all  fees, charges and disbursements of any counsel for the Holders) in connection with the enforcement or protection of its rights in connection with the Note.

(b)The Obligor shall indemnify the Holders, and each of the Holders’ representatives, agents, advisors, partners, directors, officers, employees, shareholders, advisors and affiliates  (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (collectively, “Losses”), incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) the Note or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that Obligor shall not be responsible for any Losses resulting solely from Holders’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  To the fullest extent permitted by applicable law, the Obligor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Note or the use of the proceeds thereof.

(c)The Obligor shall pay, and hold the Holders harmless from and against, any and all present and future taxes or other governmental charges with respect to amounts paid in respect of this Note, any payments due hereunder, or any collateral described therein, and save the Holders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes or charges.  Nothing in this paragraph shall obligate the Obligor in respect of income taxes of the Holder.

(d)All amounts due under this Section shall be payable on demand therefor.  The agreements in this Section shall survive the replacement of the Holder, the termination of the Note and the repayment, satisfaction or discharge of all the other Obligations.

15.Payments Set Aside. To the extent that any payment by or on behalf of the Obligor is made to the Holder and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

16.Successors and Assigns.  The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Holders.

17.Counterparts; Integration; Effectiveness.  This Note may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Note constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Note by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Note.

18.Severability.  If any provision of this Note is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.Governing Law; Consent to Jurisdiction; Waiver of Venue; Service of Process.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

20.Dispute Resolution.  The arbitration provisions of the Asset Purchase Agreement apply to this Note mutatis mutandis.

21.Waiver of Jury Trial. THE OBLIGOR IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS.  Except as prohibited by law, each of the Obligor and the Holders waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

22.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Obligor acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by the Holders are arm’s-length commercial transactions between the Obligor, on the one hand, and the Holders, on the other hand, (B) Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Holder is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligor or any other person or entity and (B) the Holders do not have any obligation to the Obligor with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Holders may be engaged in a broad range of transactions that involve interests that differ from those of the Obligor and Holder has no obligation to disclose any of such interests to the Obligor.  To the fullest extent permitted by law, the Obligor hereby waives and releases any claims that it may have against the Holders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

EXECUTED as of the date first above written.

OBLIGOR

GECC GP Corp.

By: /s/ Richard S. Chernicoff

Name: Richard S. Chernicoff

Title:Treasurer

HOLDERS

MAST Capital Management, LLC

By:/s/ David J. Steinberg

Name: David J. Steinberg

Title:Managing Member

Exhibit A

Form of Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) dated as of [_______ __, 20__], is by and between [____________], a [__________] (“Assignor”) and [_________], a [_________] (“Assignee”).  Reference is made to that certain Promissory Note dated as of September 18, 2017 (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Note”), made by GECC GP Corp., a Delaware corporation (“Borrower”), in favor of MAST Capital Management, LLC, a Delaware limited liability company, as lender (“MAST”). All capitalized terms used herein shall have the meanings given to such terms in the Note, receipt of a copy of which is hereby acknowledged by the Assignee.

The Assignor and Assignee agree as follows:

1.Assignor hereby assigns to Assignee, and Assignee hereby purchases and assumes from Assignor a principal amount of $[_______] of Assignor’s interest in the Note (the “Assigned Interest”), together with an interest corresponding to the Assigned Interest.  This Assignment and Assumption shall be effective as of the date indicated above (the “Effective Date”).  From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.Assignor (a) represents that as of the date hereof, (i) prior to giving effect to this assignment, the outstanding principal balance of the Note is $[________], and after giving effect to this assignment, the outstanding principal balance of its interest in the Note will be $[________], (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of its obligations under the Note or the related collateral documents.

3.Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption, (b) confirms that it has received copies of the Note and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption, (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note, (d) confirms that it is a permitted assignee of the Note, (e) agrees that it will observe and perform all obligations that are required to be performed by it as a “Holder” under the Note, and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.This Assignment and Assumption shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Assignment and Assumption shall remain in full force and effect.

5.Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

6.Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

(a)If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

(b)If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption as of the day and year first above written.

ASSIGNOR:

[_______]

By:________________________________

Name:

Title:

ASSIGNEE:

By: ________________________

Name:

Title: